EXHIBIT 14.1

CODE OF CONDUCT

LETTER FROM THE CEO

To all Employees:

Lufkin Industries has been conducting its business for over one hundred years with the highest degree of integrity. We strive to meet the highest ethical standards in achieving excellence across all our operations, whether domestic or international. Our history and our heritage is one of always doing the right thing, every day, and in every way.

Lufkin’s Code of Conduct reflects the standards by which we conduct business. This Code applies to all employees regardless of position within the organization. Each employee is responsible for upholding the standards within the Code. No document can contain details on every ethical situation that an employee will encounter in daily work activities; however, the Code does illustrate the values and certain key policies that Lufkin considers important to our continued success. This document is a valuable guide for all of us in making consistent, ethical decisions as we, the Lufkin team, conduct the business of Lufkin.

A strong culture of integrity requires that all members of the team communicate openly and effectively with each other. I encourage employees to call the Legal Department, the Human Resources department or talk to your Supervisor/Manager concerning any questions you may have about the Code. If you see an actual or a perceived violation of the Code or any other Lufkin policy, please report the incident through any of the reporting tools listed in this Code Conduct under the heading “Seeking Assistance and Reporting a Violation”. I stand by our commitment of no retaliation for anyone who comes forward in good faith to report a violation or voice a concern.

I personally pledge to follow this Code in leading the Lufkin organization in its day to day activities and I know that I can count on each of you as part of the Lufkin team to do the same.

/s/ John F. Glick

Jay Glick
President and Chief Executive Officer

CORE VALUES

The foundation of Lufkin is built on our Values, which set us apart and guide our everyday actions and activities. Lufkin strives to conduct its business in a responsible and ethical manner. We respect the laws of the communities where we work and live each day, we protect the environment and we seek to benefit all the communities where we do business.

Leadership

Lufkin strives to be a leader in the industry and maintain a strong reputation for doing the right thing, every day and in every way for each other and for our stakeholders. Lufkin’s leadership in the industry depends on our commitment to using professional integrity and courage in serving others.

Integrity

We are always honest with others and ourselves.  We honor our promises and obligations to our work, our families and to our communities. We accept responsibility and hold ourselves accountable for our work and our actions.

Trust/Respect

We trust and respect each other and we strive to earn the trust and respect of our colleagues and partners.

Excellence

Lufkin is committed to excellence in everything we do and it is our goal to always seek opportunities for continuous improvement. We strive to achieve results that exceed expectations. The Company supports a high energy work environment that is diverse in thought, practice and culture where learning and continuous development is the standard for all employees. We strive or positive results with energy and a sense of urgency.

Protect People & the Environment

We place the highest priority on protecting the Health and Safety of our workforce and providing products and services that are not harmful to the public. We also strive to protect the assets of the Company and the environment in which we all live.

THE LUFKIN WAY

The Lufkin Way defines who we are and what we believe. It establishes a common understanding for not only those of us who work here, but also for those who we interact with in conducting Lufkin’s business.

Integrity in Daily Interactions

At Lufkin, we strive to do the right thing, every day, and in every way. This principle, which is evident throughout our Code of Conduct, guides us in maintaining integrity in all of our daily business interactions.

In our daily business dealings and operations, we interact with and/or are accountable to:

Our Valued Customers and Suppliers
To our customers, we must ensure that Lufkin provides quality products and services that meet or exceed their requirements and are safe and reliable for their usage. To Lufkin’s many suppliers, we offer strong and lasting relationships that are built on a foundation of trust and goodwill.

Our Workforce
Lufkin is committed to support a diverse workforce where all employees are valued for their skills, abilities and contributions to the overall success of the organization. We promote and expect fairness and integrity within all our business operations around the globe.

Our Environment
Lufkin is strongly committed to using the resources that are available to us in a responsible way and at the same time, we strive to design our work processes and work flows so as to ensure minimal impact on the environment. Likewise, our products are carefully designed in order to protect the overall environment.

The Communities in which We Work/Live
Lufkin seeks to enhance the communities where our employees work and live every day. Lufkin complies with all applicable laws and regulations in those communities, whether local or international.

Our Competitors
Lufkin believes in the value of the free market system and strives to be a strong competitive player in the global economy. We commit to never take advantage of our competitors through unfair or illegal business practices.

Our Shareholders
Lufkin and its employees recognize the valuable role that our investors play in the growth and prosperity of the Company and we are committed to maintaining the trust that our investors have placed in us. We do this by establishing and adhering to strong ethical standards in our business practices and by producing products and services that add shareholder value.

Lufkin Code of Conduct ― Why?

The Lufkin Code of Conduct provides a framework for conducting the business of Lufkin in a fair and ethical manner while maintaining the principle of “do no harm” to others, including our fellow workers, our environment, and our business. The Code applies to everyone conducting business on behalf of Lufkin. The Code has been approved by the Board of Directors.

No written document can predict all the challenges that everyone will encounter in conducting Lufkin’s business with integrity; however, the Code provides guidance for each of us as to the expectations of the organization. Everyone is encouraged to seek advice from the many Company resources identified in this Code whenever there is a potential conflict between this Code and any laws, customs or business practices encountered in your daily business activities. The Legal Department can give additional guidance whenever conflicts are encountered. We must always seek guidance before acting whenever there is a question or concern about our Code.

Everyone at Lufkin is expected to read and abide by the Code in whatever capacity they may be conducting business for Lufkin. Additionally, you have the responsibility to be familiar with other Lufkin policies and procedures which are designed to support and implement this Code. Lufkin will provide appropriate levels of training for everyone at Lufkin.

Code of Conduct Infractions

Everyone conducting any aspect of Lufkin’s business is subject to this Code. A violation of this Code, the Company’s policies or local, state, federal or foreign laws is a serious matter and will be dealt with appropriately. Disciplinary action, up to and including termination, can be administered for any violation. Civil and/or criminal penalties may be a consequence of certain violations.

Seeking Assistance and Reporting a Violation

When you are unsure of the proper course of action, always seek help before acting. Always approach your business actions as if your actions, and the results of those actions, will be known to your co-workers, friends and family.

When you have a question about the Code, the Law or Company policy, always seek guidance from appropriate Company resources. When you see a Code violation, become aware of a Code violation, or suspect a Code violation, you have a duty to report it. When you are in a situation where you have questions or you need to make a report, you may do so through any of the following channels:

•      The Compliance Hotline (including the web reporting tool)

•      The Legal Department (including the Chief Compliance Officer)

•      Immediate Supervisor/Manager

•      Human Resources Representative

The Compliance Hotline and related Web Reporting tool are a service to all employees wishing to make a report of a Code violation. The service is available 24 hours a day, seven days a week. Information provided to the Hotline will be treated as confidentially as possible. If local laws allow, you can make your report anonymously. All reports will be taken seriously and addressed promptly. Appropriate action will be taken whenever necessary.

Working Together

The Company will address all reports of misconduct and will conduct investigations where appropriate. In order to ensure accurate and complete investigations, everyone must cooperate fully and honestly with any investigation involving misconduct. Anyone cooperating in an investigation will not face retaliation for doing so.

Anti-Retaliation

Prohibited by law and by Company policy

Any act of retaliation against anyone reporting a violation of our Code in good faith is strictly prohibited by the Company. Additionally, no one will be retaliated against for participating in or providing information concerning an investigation so long as this is in good faith. Any act of retaliation will be dealt with quickly by the Company and can result in disciplinary action up to and including termination of employment. If you believe you have been retaliated against, you should notify the Legal Department, your Supervisor/Manager or the Human Resources Department. You can also report retaliation through the Lufkin Compliance Hotline/Webpage reporting tool which can be accessed through the Lufkin website (www.lufkin.com) or Lufkin intranet.

THE LUFKIN WAY…

…With our Customers and Suppliers

Quality

As a part of our efforts to ensure the highest quality for our customers, we strive to develop sustainable relationships with suppliers who are likewise committed to the highest standards of quality in the products and services that they provide to us.

Business Gifts and Entertainment

We must always strive to act in the best interest of Lufkin in conducting our business. Accordingly, employees may accept only modestly valued gifts or gratuities from a person or company that conducts business with Lufkin, subject to certain financial limits. Care should always be used whenever an employee finds themselves in a situation in which there may be a perception of purchased influence. Always seek clarification from your Manager when questions arise in this regard or contact the Chief Compliance Officer.

International Business

Lufkin’s reputation of quality, service and integrity is known worldwide. In order to maintain our strong reputation, we strive to support and enhance the communities where we work and live. We treat people in all our locations with respect and dignity and obey the laws of those communities.

It is Lufkin policy that employees understand applicable U.S. laws before conducting any activities in or with any foreign country. Employees are strongly encouraged to consult with the Legal Department prior to transacting any foreign business.

Employees of Lufkin who conduct business with persons in other countries are required to conduct their activities in compliance with the laws of such other countries and in compliance with the laws of the United States relating to such international activities. It is Company policy that employees understand applicable U.S. laws before conducting any activities in or with any foreign country.

Anti-Bribery

We produce quality products and services that we can all be proud of. Lufkin does not pay bribes or accept anything of value in order to gain an unfair advantage over competitors. Our products and services stand on their own merit.

Lufkin policy prohibits the payment or acceptance by any employee of bribes and certain gifts in relation to any Company business.

Commercial Bribery

Commercial bribery occurs when one person or commercial entity accepts from or offers to another person or entity a benefit with the understanding that the acceptance of the benefit will influence the conduct of the person receiving the benefit in relation to the affairs of the company he/she represents. These situations often arise as part of a kickback scheme where a seller offers to “kick back” part of its proceeds from the sale to the person in the buyer’s organization that helped the seller get the contract. In addition to being illegal under state and federal laws, it is absolutely against Company policy for any employee to offer, give, solicit or receive any form of bribe or kickback in relation to any Company business. These are criminal acts and can result in the criminal prosecution of both the individual involved and the Company. Bribery allegations also often arise when companies provide excessive gifts and entertainment to their customers or suppliers. Employees must strictly comply with the Company’s gift and entertainment policies.

Bribery of Domestic Governmental Officials

The offer or provision of any bribe or gratuity to a federal, state, or local government official is also prohibited by law and against Company policy. It is not necessary that the offer or gift be given with the intent to influence that government official to constitute a violation of state or federal law. Personal funds or resources may not be used to do that which is otherwise prohibited. It is imperative that employees involved in acquiring or administering government contracts at any level understand the applicable local, state, or federal laws and regulations that govern the public procurement process as well as the applicable agency’s gift and entertainment policies to avoid even the appearance of any impropriety.

Bribery of Foreign Officials

Although bribing foreign officials to obtain business may appear to be accepted practice in some foreign countries, such activity is a violation of the local law. In addition, bribing a foreign official is a violation of Company policy and is prohibited by international anti-bribery laws, including the Foreign Corrupt Practices Act of 1977 (collectively, “Anti-Bribery Laws”). Anti-Bribery Laws prohibit a company or its officers, employees, agents or stockholders, in connection with the sale of the Company’s products or services, from making any offer, payment, promise or authorization of payment of anything of value (including, but not limited to money or gifts) to a “foreign official,” political party or candidate for the purpose of obtaining or retaining business, directing business to any person, or securing any improper business advantage by:

•	Influencing decisions by such foreign official, political party or candidate in its official capacity.

•	Inducing such foreign official, political party or candidate to use its influence with a foreign government.

The term “foreign official” is interpreted broadly to include “any officer or employee of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.” From a practical perspective, this definition means that any employee of a state owned oil company, for example, could in some circumstances be a “foreign official.”

Anti-Bribery Laws also prohibit paying anything of value to any third person (such as the Company’s agents, distributors, sales representatives, consultants, customs brokers, etc.) while knowing or having reason to know that such payment will be used to corruptly influence or bribe foreign officials. The Company’s policy is that it will work only with representatives who have entered in to signed agreements with the Company that have specific anti-bribery provisions and require the representative to certify annually that the representative has not engaged in any transactions for the Company involving bribery.

In most jurisdictions, giving a gratuity or other small facilitating, expediting, or “grease” payment to a foreign official to expedite or secure the performance of a “routine governmental action,” such as to get a permit or visa or to load or unload cargo or to get utility service, is considered a bribe. The Company’s policy is that no director, officer, employee, representative, distributor, or agent shall make or authorize any such “facilitating” payment other than as provided in the Company’s Anti-Bribery Manual.

Each Company officer, Manager, department head and supervising employee, and each employee having sales, purchasing or financial responsibility in the Company and its subsidiaries will be responsible for maintaining compliance with these policies within his or her area of responsibility.*

The Anti-Bribery Laws of the various jurisdictions where the Company provides goods and services provide various exceptions and defenses designed to differentiate between corrupt payments and legitimate business expenses, such as reasonable entertainment, marketing activities, and charitable donations. They also have differing obligations. For example, in some jurisdictions, a company may have an obligation to report if someone solicits a bribe from the Company. Any employee who has questions as to what is proper or improper in any given situation should consult his or her Manager or the Chief Compliance Officer.

Import/Export

All of us are expected to comply with all export/import controls applicable to our business activities. Before any item is exported, you must determine if the item is eligible for export, which will depend on the nature of the item, the country receiving the item, the user of the item, and the end use of the item.

Before exporting any item, we must verify that the recipient is authorized and eligible to receive the item and that the location of delivery is eligible for receipt as well.

Importing of products that we purchase into a country is subject to laws and regulation as well. Importation of products may involve filing of required documents and/or the payment of taxes fees, etc. We are required to comply with any and all import laws and requirements.

Import/Export laws and controls often apply, not to just material goods, but also to intellectual property, data, information, research and other business assets. Failure to adhere to appropriate controls can have serious consequences including criminal penalties and loss of business privileges. Always ask for guidance from the Legal Department when you have questions concerning Import/Export regulations and controls.

Respect for Each Other

Diversity of thoughts, ideas and people has been a part of our success story throughout Lufkin’s 100+ years of operation. At Lufkin, we respect the rights of our fellow employees and we encourage open communications throughout the organization.

THE LUFKIN WAY…

…With our Fellow Workers

Fairness and Respect

Lufkin employees enjoy a long history of mutual respect for one another and of communicating openly and freely with each other. The diversity of thoughts, ideas, opinions and people has made Lufkin the strong Company that it is today.

In order to maintain our culture of diversity, Lufkin has committed to a workplace free from discrimination. Applicants for employment and employees throughout their careers with Lufkin will be provided equal employment opportunity beginning with recruitment and hiring and continuing through training and development, compensation, transfer, promotion and all other conditions and privileges of employment. These employment activities will be conducted without regard to race, color, religion, sex, age, national origin, disability or any other protected status. Similarly, equal employment opportunity will be extended to qualified persons with disabilities, disabled veterans and Viet Nam era veterans.

Lufkin is also committed to providing a workplace free from harassment. Discriminatory treatment or harassment is prohibited in the workplace when they have the purpose or effect of unreasonably interfering with the employee’s work performance or creating an environment which is intimidating, hostile or offensive to the employee. Such discriminatory treatment or harassment may take many forms and includes verbal conduct (for example, racial or sexual epithets, foul language, unwelcome sexual advances or flirtations, commentaries about an individual’s body, ethnic jokes, derogatory statements, slurs), physical conduct (for example, improper touching or assault) or visual harassment (for example, sexually explicit or racially or sexually derogatory posters, obscene gestures, cartoons or drawings).

It is the responsibility of each employee to be aware of any behavior or conduct that could be considered workplace harassment or prohibited discrimination. Management also is required to enforce these policies and immediately contact the Chief Compliance Officer regarding any situation that could be considered workplace harassment or prohibited discrimination.

Each employee is responsible for maintaining a work environment free of discrimination and harassment and to report any situation that the employee believes may be workplace harassment or prohibited discrimination to his/her immediate supervisor, the Human Resources Department, senior management or the Chief Compliance Officer.

Environmental, Health and Safety

We conduct our business operations in such a manner as to protect the environment and the health and safety of our employees and the public. Each employee is expected to comply with Company policies and procedures concerning environmental, health and safety concerns.

Lufkin is committed to the conduct of its business activities and operations in a manner that provides for protection of the environment and the safety of its workers. Lufkin is committed to complying with all federal, state and local laws and regulations concerning the environment and the workplace. Each Company division must utilize appropriate management practices and sound pollution control mechanisms in order to prevent unacceptable risks to its employees, to public health, and to the environment.

Substantial fines and other penalties can be assessed against the Company for violation of federal, state and local environmental and workplace laws. Additionally, Managers and employees who knowingly violate the law and fail to correct any such violation may be held criminally liable. Likewise, any employee who delays or fails to notify his or her supervisor of environmental, safety or health violations, or who knowingly makes false statements or falsifies documents relating to these matters can create substantial liability for the Company and may also be found personally liable.

It is essential that all Lufkin employees become familiar with and comply with permits, laws and regulations as well as Company policies concerning environmental, health and safety matters which apply to their areas of operations. This includes compliance with the Company’s document retention policy relating to environmental, safety and health matters. Such policy describes the retention periods prescribed by law for certain records and the retention periods for all other documents. Any employee who has questions regarding these matters should promptly consult either his or her Manager or the Corporate Environmental, Health and Safety Manager.

Substance Abuse

Lufkin is a leader in developing policies and procedures that promote and protect a drug-free workforce for our employees and the communities in which we live and work. In conducting the business of Lufkin, we must be free from the influence of drugs, alcohol and other substances which may impair our ability to work productively and safely. To ensure the safety of each employee and those who work around us, we must not use, possess, sell or distribute alcohol or illegal substances on the Company’s premises or while performing work on Lufkin’s behalf.

Lufkin has developed Substance Abuse Policies and Procedures in our local facilities and employees are required to abide by these policies and procedures. Employees must comply with drug and alcohol testing programs required by the Company and/or those required by our customers or contractors at their locations.

Workplace Violence

We must commit to a workplace free of any threats or acts of violence. Employees must immediately report any behavior that indicates a potential for violence. In light of our commitment to a workplace free of violence, no firearms or weapons are allowed on Company premises, including parking lots, unless otherwise allowed by local, state, or federal law or your job assignment.

THE LUFKIN WAY…

…With our Communities

Impact on our Communities

The employees of Lufkin live and work in communities around the globe. These communities support the Company in various ways and we in turn strive to positively impact these communities for their good. We also comply with the laws and regulations of these communities unless it conflicts with our Code of Conduct or a U.S. law, in which case we seek guidance from our Legal Department before proceeding.

Charitable Activities

Lufkin encourages our employees to use their resources and talents in support of charitable activities within the communities where we live and work. Participation in charitable activities is voluntary on the part of our employees and participation by the Company is governed by corporate policies dealing with charitable contributions.

Political Contributions

We are encouraged to participate in the political process on a voluntary basis and on our own time. Our political activities or participation must not reflect negatively on the reputation or image of the Company.

Economic Boycotts

We do not participate in any economic boycott that is not sanctioned by the United States government. We must always comply with U.S. anti-boycott laws and we are required to report any request to participate in an unsanctioned boycott. If you have a concern about efforts to get Lufkin to participate in an economic boycott, contact the Legal Department immediately.

THE LUFKIN WAY…

…With Our Competitors

Lufkin strongly supports competition in the free market place. We make every effort to remain a competitive player in the global economy and we often gather publicly available information about the marketplace in order to remain competitive. However, we do not condone any efforts to obtain information that is proprietary or confidential. We should not encourage anyone to violate a contract, a binding agreement or policies in the sharing of competitor information.

Anti-Trust/Competition Laws

Laws prohibiting unlawful restraint of trade are commonly referred to as Anti-Trust or Competition Laws. These laws protect consumers from unfair business practices and promote healthy competition. Lufkin fully supports and observes applicable Anti-Trust and Competition laws.

The Anti-Trust laws, while complex, basically prohibit any activities which limit free trade in the market place. Any agreement, formal or informal, that seeks to develop an unfair advantage that will restrict fair trade is illegal. The agreement does not have to be in the form of a signed contract but can be an informal understanding between two parties.

The Anti-Trust laws carry severe penalties. You should exercise caution and avoid any interaction with a competitor that could place you or Lufkin at risk. The Legal Department can provide guidance where an employee is concerned about issues arising in the area of unfair competition or Anti-trust laws.

Fair Competition

Lufkin competes in the market place based strictly on the quality of our products and services. The Lufkin brand represents the employees of the Company who strive to maintain the highest level of integrity in everything we do. We commit ourselves to never take advantage of a customer or competitor through unfair or illegal business practices. We base our competitive advantage on our own superior work efforts and not on negative comments about the competition.

THE LUFKIN WAY…

…With our Shareholders

Completeness and Accuracy of Financial Records

Lufkin’s commitment to ethical business practices dictates that the records maintained by the Company are accurate, complete and true. The records created and submitted by any of us reflect on the integrity and reputation of Lufkin. This principle applies to records as simple as a daily time card to those as complex as inventory management reports. Our disclosures to the public are comprised of all the records kept by individual employees throughout the Company and are available for public scrutiny and auditing. If you are aware of any irregularities in the Accounting/Auditing processes at Lufkin, you should report them immediately to the Legal Department or through the Compliance Hotline. Falsifications of Company financial records is a serious infraction of the law and can lead to criminal prosecution for the individual involved in the wrong doing and in some cases, executives of the Company.

Financial Controls/Audits

All Lufkin departments will establish and follow internal accounting control procedures as required by Lufkin policy, United States laws and laws of other countries in which Lufkin operates in order to provide reasonable assurance that:

•
Transactions are executed in accordance with management authorization and recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles.

•
There have been no “sensitive” transactions, which (in addition to the items discussed previously) include (i) receipts from or payments to government officials or employees and (ii) receipt of amounts with an understanding that rebates or refunds will be made in contravention of the laws of any jurisdiction.

•	Related party transactions, which is, transactions between the Company and its subsidiaries or management, have been properly accounted for and, if required, appropriately disclosed.

•
All misappropriations and irregularities of any nature are immediately reported to the Chief Compliance Officer. Anonymous reports of financial irregularities can be made through the Compliance Hotline/Web reporting service provided free for all employees.

In addition, each quarter, the senior management of each department is required to submit a letter to the Chief Accounting Officer of the Company attesting that the Company’s Financial Control and Audit Policies have been followed during the previous quarter. Any employee who becomes aware of any possible policy violation should promptly report it as specified in the Guidance/Reporting Section of this Code of Conduct.

Proper Management of our Records

Each of us should manage Company records that we are accountable for in accordance with the Lufkin Records Retention Policy. Retention and/or destruction of Company records are vital to the success of the organization. Employees are expected to participate fully and provide documents as requested in any litigation, investigation or audit for which you have received proper notification and authorization.

If you receive a request from a government official to take part in or provide information in an investigation of the Company, you should contact the Legal Department immediately. The Company will honor these requests but our Legal team should be advised in order to coordinate the appropriate response.

Another aspect of records management is how each of us manages our Company email messages. We should exercise care in retaining the documents which are of importance to our business. Employees are reminded that email messages are distributed easily and broadly throughout the worldwide web and all employees should exercise caution in the information that is published on our email messages.

Protecting Company Assets

We provide the Company with our personal information necessary to communicate and coordinate activities and services that each of us participate in as employees of Lufkin. If you have access to employees’ personal information in the performance of your job duties, it is imperative that you protect that information. Employee personal information can only be shared with those who have a business need to know and who are authorized to view that information.

We also share a responsibility to protect the confidential and proprietary information of the Company that is so vital to our ability to compete in the marketplace. We must also exercise diligence in safeguarding and protecting the information that our customers, suppliers and others have entrusted to our safekeeping.

We are provided the necessary tools, equipment, and resources to carry out our job responsibilities at Lufkin. Each employee should assume responsibility for protecting the assets of the organization from theft, misappropriation, misuse, abuse and waste. While employees can use Company equipment such as telephones and computers for personal use on occasion, such use must be moderate and cannot result in a significant cost to the Company. Personal usage of Company equipment must not involve any conduct or activity prohibited by law or Company policy.

Social Networking

As social networking becomes more popular, we should all follow a few simple guidelines in using these networking websites:

•	Use in moderation so as not to interfere with job duties

•	Be aware of your reputation and the Company’s

•	Don’t post confidential or proprietary information

•	Be respectful and professional

Employees cannot expect privacy when using Company equipment or systems. Lufkin maintains the right to monitor usage of Company equipment unless prohibited by any local laws. Each of us must exercise caution when utilizing Company equipment for communications as these communications can be sent around the world and read by many people.

Intellectual Property

At all times Lufkin and its employees will comply with the laws and regulations that govern the rights to, and the protection of, Lufkin’s intellectual property and the intellectual property of others.

Lufkin’s intellectual property rights (including its trademark, patent, trade secret and copyright rights) are among the companies most valuable assets. Each Lufkin employee should work to identify and protect these valuable assets. Unauthorized use of Lufkin’s intellectual property can damage Lufkin and diminish its value. If you know or suspect that a person or business is misusing any Lufkin intellectual property, you should report that suspected misuse to Lufkin Legal. No Lufkin employee should threaten anyone suspected of violating Lufkin’s intellectual property without first obtaining specific approval to do so from Lufkin Legal.

Any intellectual property rights developed by Lufkin employees during the course or their employment, on Lufkin time, or using Lufkin resources shall automatically become Lufkin property and, to the extent not already assigned to Lufkin, is hereby assigned to Lufkin. Anyone developing, or assisting in the development of, such intellectual property rights shall report that development to Lufkin in accordance with the Intellectual Property Policy of the Lufkin operating group by whom they are employed.

Just as Lufkin expects others to respect its intellectual property rights, Lufkin’s policy is to respect the valid intellectual property rights of others. Misuse of another’s valid intellectual property rights is not only contrary to the policy of Lufkin, it can expose Lufkin and you to civil and criminal penalties. The legal department should be contacted promptly if anyone accuses Lufkin of infringing their intellectual property or if you suspect that Lufkin may be violating the intellectual property rights of another.

With respect to licensed software – including any open-source software – Lufkin’s policy is to carefully comply with any obligations imposed by the license. No software should be copied onto any Lufkin computing equipment without specific authorization to do so from Lufkin Information Technology or Lufkin Legal. Lufkin employees should not make or distribute copies of materials, such as files, books, publications, pictures, papers, articles or video or music files, copyrighted by others.

Corporate Communications

It is important that any information that is disseminated about the Company be both accurate and consistent. For this reason, the Chief Financial Officer will handle all internal and external communications concerning financial matters of the Company. The CFO is responsible for communications with stockholders, analysts, bankers, and other interested members of the financial community. Likewise, the Vice President of Human Resources is responsible for communicating with employees, the media, local communities and government officials. The Vice President of Human Resources is the primary spokesperson to the media in both routing and crisis situations. The President/Chief Executive Officer and other officers of the Company may act as the spokesperson for the Company when warranted by certain circumstances.

Conflicts of Interests

We avoid conflicts of interest in our work in order to maintain the ability to perform our job assignments effectively, efficiently and objectively. We avoid not only obvious conflicts, but also the mere appearance of a conflict of interest.

Lufkin employees must be able to act objectively in matters affecting the Company. In this light, we should not have any associations, financial interests or business relationships that would conflict with our job duties at Lufkin. Avoiding conflicts of interest means not only avoiding situations that could result in a conflict but also avoiding the “appearance” of one.

All employees of the Company have a duty to report any conflict of interest or potential conflict of interest to their Supervisor/Manager or the Chief Compliance Officer. In order to ensure compliance with the Company’s high standard for avoiding conflicts of interest, selected employees will be asked periodically to complete a Conflict of Interest form. The purpose of this form is to determine possible conflicts of interest and to resolve any conflicts immediately. Failure to complete the form truthfully will be a basis for appropriate disciplinary action including termination of employment.

Corporate Opportunities

Directors, Officers, and employees are prohibited from:

1)	taking for themselves, personally, opportunities that are discovered through the use of Company property, information or position;

2)	using Company property, information or position for personal gain; and

3)	competing with the Company.

Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Directors, officers and employees are personally responsible and accountable for the proper expenditure of Company funds, including money spent as travel expenses or for customer entertainment.

Company property should not be used for personal benefit, sold, loaned, given away or otherwise disposed of, regardless of condition or value, without proper authorization.

Insider Trading

Employees are not permitted to trade Lufkin stock while possessing material, nonpublic information that we have obtained through our work for Lufkin. Additionally, we cannot give such information to others who may trade in the Company’s stock.

Securities Transactions

Federal insider trading laws and regulations generally prohibit any director, officer or employee of the Company or any of its subsidiaries who possesses material nonpublic information concerning the Company from buying or selling securities of the Company or passing on such information to others who may buy or sell securities on the basis of such information. The law also prohibits trading on material nonpublic information about the Company’s customers, suppliers, competitors, joint venture partners and prospective parties to acquisitions or divestitures. Substantial civil and criminal legal penalties can be imposed for violation of these laws. For purposes of the insider trading laws, the Company’s securities include options and include direct holdings as well as indirect holdings, such as holdings through employee benefit plans. References to information about the Company include information about its subsidiaries.

Disclosure/Controls

The continuing excellence of the Company’s reputation is dependent upon our full and complete disclosure of important information about the Company that is used in the securities marketplace. Our financial and non-financial disclosures and filings with the Securities and Exchange Commission (“SEC”) must be transparent, accurate and timely. Public reporting, disclosure and accounting are complicated, so we must all contribute to the effort to publish only the most reliable information.

The Company and its subsidiaries shall disclose to the SEC, current security holders and the investing public information as is required, and additional information as needed, to make the required disclosures not misleading or inaccurate. The Company requires its directors, officers and employees to participate in the disclosure process, which is overseen by the Company’s disclosure processes, the CEO and CFO. The disclosure process is designed to record, process, summarize and report material information as required by all applicable laws, rules and regulations. Participation in the disclosure process is a requirement of a public company, and full cooperation and participation by Company employees in the disclosure process is a requirement of this Code.

Officers and employees must fully comply with their disclosure responsibilities in an accurate and timely manner or be subject to employment discipline of up to and including termination of employment.

THE LUFKIN WAY…

…With OUR CODE

Who is Covered

The Company’s Code of Conduct applies to Directors, Officers and Employees of the Company. Only through approval of the Board of Directors, or as may be delegated to the Chief Compliance Officer, may a waiver be granted for any provision identified in the Company’s Code of Conduct. The Board or the Corporate Compliance Officer will only consider and grant waiver requests that are truly necessary and warranted. Such waivers, if granted, will be limited so as to protect the Company to the greatest extent possible.

There shall be no amendment or modification to this Code except by a vote of the Board of Directors or a designated board committee that will ascertain whether an amendment or modification is appropriate. Additionally, the Chief Compliance Officer and the Company’s Legal Department shall be authorized to make any necessary, non-substantive administrative changes and/or revisions or updates to comply with law.

Furthermore, the grant of a waiver, any amendments or modification of this Code of Conduct will be disclosed in accordance with applicable law.

Chief Compliance Officer

The Company has appointed the Vice President/General Counsel/Secretary of Lufkin as the Chief Compliance Officer. He will be responsible for periodically reviewing the results of the Corporate Compliance Program. All employees should follow the procedures for compliance set forth in this Code of Conduct. Any employee who wishes to discuss general programs or policies should feel free to contact the Chief Compliance Officer.

Authority

The Legal Department is responsible for the development, maintenance and enforcement of Lufkin’s Code. The Chief Compliance Officer is accountable for the oversight of the Code and may designate other officers and advisors to assist him in carrying out the intents and purposes of the Code.

Compliance Assistance

Employees may seek assistance with their questions and/or report issues concerning the Code of Conduct from any of the following resources:

Lufkin Compliance Hotline (web reporting)

Corporate Legal Department (Chief Compliance Officer)

Supervisor/Manager

Corporate Human Resources

EMPLOYEE CERTIFICATION

I have received and read the Lufkin Code of Conduct and agree to comply with it as an employee of Lufkin. I understand that this Code of Conduct contains the expectations of the Lufkin organization for conducting business in an ethical manner. I further understand that a violation of this Code of Conduct or any related policies and procedures of Lufkin will subject me to disciplinary action, up to, and including termination of my employment.

I understand that this Code represents a framework for all employees as they conduct the business of Lufkin, and that I am responsible for being familiar with additional Company policies and procedures which apply to me, generally, as an employee of Lufkin, and specifically to my job responsibilities. I agree that I should discuss any questions concerning this Code or other Company policies with my immediate Supervisor/Manager, a Human Resources Representative, the Legal Department, or the Chief Compliance Officer. I recognize that employees should seek advice before taking any action that could violate this Code.

This Code of Conduct is not a guarantee of continued employment or any employment other than employment at-will.

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